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                                                               Exhibit 5


                                   May 5, 1999



The Board of Directors
United Technologies Corporation
One Financial Plaza
Hartford, CT 06101

Re:  S-8 Registration Statement for the UTC
     Nonemployee Director Stock Option Plan

Ladies and Gentlemen:

This opinion is furnished in connection with the proposed filing with the Securities and Exchange Commission on or about May 5, 1999, of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, in connection with the offering of 300,000 shares of Common Stock, par value $1 per share (the "Shares") to be issued under the Corporation's Nonemployee Director Stock Option Plan (the "Plan").

I have acted as Counsel to the Corporation in connection with certain matters relating to the Plan. I am familiar with the Corporate proceedings relating thereto and have examined such documents and considered such matters of law as I have deemed necessary in giving this opinion.

It is my opinion that all Shares to be offered and sold pursuant to the Plan that will be original issue Shares have been duly authorized, and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable. I hereby consent to the filing of this opinion as an Exhibit to the aforementioned Registration Statement.

                                   Very truly yours,


                                   s/Richard M. Kaplan
                                   Richard M. Kaplan
                                   Associate General Counsel

RMK/pr